Exhibit 99.1
For additional information, contact
Investor Relations, (301) 897-2540
May 14, 2008	Email: info@spherix.com

SPHERIX REPORTS 1ST QUARTER EARNINGS

BETHESDA, MD, Spherix Incorporated (NASDAQ/SPEX) reported a net loss for the three months ended March 31, 2008 of $1.9 million, or $0.13 per share. During this period, expenditures included $1 million in R&D on the company’s on-going Phase 3 clinical trial in the use of Naturlose for the treatment of Type 2 diabetes. R&D costs for the same period in the prior year were $1.4 million and reflected the start-up costs for the trial.

	For the Three Months
	Ended March 31,
	2008	2007

Revenue from continuing operations	$143,000	$-
Loss from continuing operations	$(1,914,000)	$(2,040,000)
Loss from
discontinued operations	$-	$(251,000)
Net loss	$(1,914,000)	$(2,291,000)

Net loss per share
Continuing operations	$(0.13)	$(0.15)
Discontinued operations	$-	$(0.02)
Net loss per share	$(0.13)	$(0.16)

Certain statements contained herein are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on October 10, 2007.

Spherix’s mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in biotechnology, and provides technical and regulatory consulting services to biotechnology and pharmaceutical companies.

Our Internet address is http://www.spherix.com.
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